                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant /x/
  Filed by a party other than the Registrant / /
  Check the appropriate box:
                                                          / / Confidential, for Use of the Commission Only (as
  /x/ Preliminary Proxy Statement                             permitted by Rule 14a-6(e)(2))
  / / Definitive Proxy Statement
  / / Definitive Additional Materials
  / / Soliciting Material Under Rule 14a-12

                         United Industrial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


  Payment of Filing Fee (Check the appropriate box):

  /x/ No fee required.

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5) Total fee paid:

--------------------------------------------------------------------------------

  / / Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

  / / Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

--------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

  (3) Filing Party:

--------------------------------------------------------------------------------

  (4) Date Filed:

--------------------------------------------------------------------------------

                         UNITED INDUSTRIAL CORPORATION

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS                             MAY 9, 2000

--------------------------------------------------------------------------------

TO THE SHAREHOLDERS OF
  UNITED INDUSTRIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Industrial Corporation will be held at the Park Lane Hotel (Ballroom Suite, 2nd floor) located at 36 Central Park South, New York, New York on the 9th day of May, 2000, at 10:00 A.M., for the following purposes:

          1. To elect two (2) directors to serve until the Annual Meeting of Shareholders in 2003.

          2. To consider and act upon a proposal to amend the Company's bylaws to increase the size of the Company's Board of Directors from six (6) to seven (7) directors.

          3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2000.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record on the books of the Company at the close of business on March 23, 2000 will be entitled to notice of, and to vote at, the meeting. The stock transfer books will not be closed. See the "Miscellaneous" section of the accompanying Proxy Statement as to the place where the list of shareholders may be examined.

     Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to be present at the Annual Meeting, please sign, date and return the enclosed Proxy to ensure that your shares are voted. A return envelope which requires no postage if mailed in the United States, is enclosed for your convenience.

                                            By Order of the Board of Directors


                                                 /s/ Susan Fein Zawel
                                                 --------------------------
                                                     Susan Fein Zawel
                                                     Secretary

April   , 2000

PLEASE MAIL YOUR PROXY . . . NOW!

IMPORTANT

WE HOPE THAT YOU CAN ATTEND THIS
MEETING IN PERSON, BUT IF YOU CANNOT DO SO PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

                         UNITED INDUSTRIAL CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 9, 2000

     This statement is furnished to shareholders of United Industrial Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Park Lane Hotel (Ballroom Suite, 2nd floor) located at 36 Central Park South, New York, New York on May 9, 2000, at 10:00 A.M. Shareholders of record at the close of business on March 23, 2000 will be entitled to notice of and to vote at such meeting and at all adjournments thereof.

     Shareholders who execute proxies may revoke them at any time before they are voted by giving written notice of such revocation to the Secretary of the Company. When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof.

     The complete mailing address of the Company's principal executive offices is 570 Lexington Avenue, New York, New York 10022. The approximate date on which this Proxy Statement and the form of Proxy were first sent or given to the
shareholders of the Company was April   , 2000. The Annual Report of the Company
for the year ended December 31, 1999, including audited financial statements, has been sent to each shareholder.

                                 VOTING RIGHTS

     On March 23, 2000, there were outstanding and entitled to vote 12,373,638 shares of Common Stock. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date of March 23, 2000. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum.

     At the record date, more than 5% of the Company's outstanding voting securities was beneficially owned by each of the persons named in the following table, except that the information as to Kennedy Capital Management, Inc. and Dimensional Fund Advisors Inc. is as of December 31, 1999 and as to Steel Partners II, L.P. is as of March 9, 2000 and is based upon information furnished to the Company by such entities in Schedules 13G or 13D.

                                 NAME AND ADDRESS OF               AMOUNT AND NATURE OF      PERCENT
   TITLE OF CLASS                 BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP      OF CLASS
---------------------  ---------------------------------------     --------------------      --------

Common Stock           Bernard Fein                                        1,209,647(1)         9.78%
                       570 Lexington Avenue
                       New York, New York 10022

Common Stock           Kennedy Capital Management, Inc.                      776,100(2)         6.30%
                       10829 Olive Boulevard
                       St. Louis, Missouri 63141

Common Stock           Dimensional Fund Advisors Inc.                        914,440(3)         7.44%
                       1299 Ocean Avenue, 11th Floor
                       Santa Monica, CA 90401

Common Stock           Steel Partners II, L.P.                             1,023,630            8.27%
                       150 East 52 Street
                       New York, New York 10022

------------------


                                              (Footnotes on next page)

(Footnotes from previous page)

(1) Includes 1,108,451 shares of Common Stock owned directly and 101,196 shares owned by The Fein Foundation, of which Mr. Fein's spouse is a trustee.

(2) As of December 31, 1999, Kennedy Capital Management, Inc., a registered investment advisor, has sole voting power as to 731,050 shares of Common Stock and sole dispositive power as to 776,100 shares.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to have beneficial ownership of 914,440 shares of Common Stock as of December 31, 1999. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 2000, the number of shares of Common Stock of the Company beneficially owned by each director of the Company, each nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group. Except as otherwise indicated all shares are owned directly.

                                                                    AMOUNT AND
                                                                  NATURE OF BENEFICIAL         PERCENT
NAME OR GROUP                                                     OWNERSHIP(1)(2)              OF CLASS
---------------------------------------------------------------   --------------------         --------
Edward C. Aldridge, Jr.........................................            25,000                  (3)
Richard R. Erkeneff............................................           530,444                 4.16%
Harold S. Gelb.................................................            25,000                  (3)
James H. Perry.................................................            43,440                  (3)
Joseph S. Schneider............................................            15,000                  (3)
E. Donald Shapiro..............................................            35,000                  (3)
Robert W. Worthing.............................................            52,901(4)               (3)
Susan Fein Zawel...............................................           363,204(5)              2.93%
All directors and executive officers as a group
  consisting of 8 persons......................................         1,089,989                 8.43%

------------------
(1) The information as to securities owned by directors, nominees and executive officers was furnished to the Company by such directors, nominees and executive officers. Includes units in the Company's 401(k) plan, which consist of shares of Common Stock and cash.

(2) Includes shares which the following persons have the right to acquire within 60 days through the exercise of stock options: Mr. Aldridge, 20,000 shares; Mr. Erkeneff, 385,000 shares; Mr. Gelb, 20,000 shares; Mr. Perry,
    37,000 shares; Mr. Schneider, 10,000 shares; Mr. Shapiro, 20,000 shares;
    Mr. Worthing, 36,000 shares; Ms. Fein Zawel, 32,000 shares; and all directors and executive officers as a group, 560,000 shares.

(3) Less than 1%.

(4) Does not include 500 shares of Common Stock owned by Mr. Worthing's spouse, as to which he disclaims beneficial ownership.

(5) Includes 11,440 shares of Common Stock owned by Ms. Fein Zawel's spouse, 4,772 shares of Common Stock owned by Ms. Fein Zawel jointly with her spouse, and 32,634 shares of Common Stock held in trust for her minor children.

                              I. ELECTION OF DIRECTORS

     Two directors are to be elected at the Annual Meeting to hold office until the Annual Meeting in 2003 and until their successors are elected and qualified. The nominees recommended by the Board of Directors of the Company are Harold S. Gelb and Susan Fein Zawel. Should the nominees become unable to serve or otherwise be unavailable for election, it is intended that persons named in the Proxy will vote for the election of such persons as the Board of Directors may recommend in the place of such nominee. The Board of Directors knows of no reason why the nominees might be unable to serve or otherwise be unavailable for election. Mr. Gelb and Ms. Fein Zawel are presently members of the Board of Directors.

     Directors are elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of directors. Under cumulative voting, each shareholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, two votes per share). A shareholder may cast all of such votes for a single nominee or distribute them between the nominees, as he or she wishes, either by so marking the ballot at the meeting or by specific voting instructions sent to the Company with a signed Proxy. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying Proxy to vote the Proxies in such manner as will elect as directors the persons who have been nominated by the Board of Directors.

     The following table sets forth certain information with respect to the nominees and each director whose term does not expire in 2000. Except as otherwise indicated, each nominee and director has held his or her present principal occupation for the past five years.

                                           AGE (AT                                                          BECAME
                 NAME                     DECEMBER 31, 1999)              PRINCIPAL OCCUPATION              DIRECTOR
---------------------------------------   ------------------   ------------------------------------------   --------

                  NOMINEES FOR ELECTION TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2003

Harold S. Gelb.........................           79           Chairman of the Board of the Company           1995
                                                               (since November 1995); private investor
                                                               (since 1985); and retired senior partner
                                                               of Ernst & Young LLP, an accounting firm.

Susan Fein Zawel.......................           45           Vice President Corporate Communications        1995
                                                               and Associate General Counsel (since June
                                                               1995), Secretary (since May 1994) and
                                                               Counsel (1992 to 1995) of the Company.

                              INCUMBENT DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 2001

Edward C. Aldridge, Jr.................           61           President and Chief Executive Officer of       1995
                                                               the Aerospace Corporation, a non-profit
                                                               federally funded research and development
                                                               center that provides technical support for
                                                               the U.S. national security launch and
                                                               space systems (since 1992); President of
                                                               McDonnell Douglas Electronic Systems
                                                               Company (1988 to 1992); and served as both
                                                               Secretary and Under Secretary of the Air
                                                               Force (1981 to 1988).

                                           AGE (AT                                                          BECAME
                 NAME                     DECEMBER 31, 1999)              PRINCIPAL OCCUPATION              DIRECTOR
---------------------------------------           --           ------------------------------------------     ----
Joseph S. Schneider....................           49           President of JSA Partners, Inc., a             1998
                                                               consulting firm in the aerospace and
                                                               defense industry (since September 1997);
                                                               Consultant with A.T. Kearney, a subsidiary
                                                               of Electronic Data Systems Corporation
                                                               (September 1995 to March 1997); President
                                                               of EDS/JSA International, Inc., a
                                                               management consulting firm (August 1994 to
                                                               September 1995) and successor company to
                                                               JSA International, Inc. of which he was
                                                               President (1981-1994); Chairman and
                                                               Co-founder of JSA Research, Inc., an
                                                               independent aerospace and defense research
                                                               firm serving institutional investors
                                                               (since 1993). Mr. Schneider is a director
                                                               of Signal Technology Corporation.

                              INCUMBENT DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 2002

Richard R. Erkeneff....................           64           President of the Company (since October        1995
                                                               1995) and AAI Corporation, a subsidiary of
                                                               the Company ("AAI") (since November 1993);
                                                               Senior Vice President of the Aerospace
                                                               Group at McDonnell Douglas Corporation, an
                                                               aerospace firm (January to November 1993);
                                                               and President (March 1992 to October 1992)
                                                               and Executive Vice President (1988 to
                                                               1992) of McDonnell Douglas Electronics
                                                               Systems Company.

E. Donald Shapiro......................           68           The Joseph Solomon Distinguished Professor     1996
                                                               of Law (since 1983) and Dean/Professor of
                                                               Law (1973-1983) of New York Law School.
                                                               Mr. Shapiro is a director of Loral Space
                                                               and Communications, Ltd., Vasomedical,
                                                               Inc., Kranzco Realty Trust and Frequency
                                                               Electronics, Inc.

------------------

None of the directors or nominees is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, except as set forth above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997 of the chief executive officer and each of the other executive officers of the Company whose annual compensation exceeded $100,000.

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                 ANNUAL COMPENSATION                   ------------
                                 ---------------------------------------------------   SECURITIES
                                                                 OTHER ANNUAL          UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)(1)    OPTIONS       COMPENSATION ($)(2)
-------------------------------  ----   ----------   ---------   -------------------   ------------   -------------------
Richard R. Erkeneff ...........  1999     440,000          --               --            100,000            18,432
  President and Chief Executive  1998     440,000     220,000           57,181                 --            73,035
  Officer of the Company and     1997     440,000     200,000                             175,000            35,738
  AAI

James H. Perry ................  1999     168,480          --               --             24,000            13,014
  Vice President, Chief          1998     155,938      45,238               --             18,000            12,862
  Financial Officer and          1997     148,500      74,863           60,061             15,000            83,772
  Treasurer of the Company

Robert W. Worthing ............  1999     192,483          --                              24,000            17,992
  Vice President and General     1998     192,483      63,422                              12,000            17,696
  Counsel of the Company and     1997     188,700     113,201                              12,000            30,607
  AAI

Susan Fein Zawel ..............  1999     155,952          --                              12,000            13,272
  Vice President Corporate       1998     151,410      42,991                              12,000            13,233
  Communications, Secretary and  1997     144,200      70,763                              12,000            10,954
  Associate General Counsel of
  the Company

------------------
(1) The aggregate amount of other compensation represents perquisites that exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer, including $57,181 for Mr. Erkeneff in 1998 and $60,061 in 1997 for Mr. Perry for reimbursement of taxes related to relocation expenses.

(2) All amounts under this heading represent employer match contributions made to the Company's 401(k) plan, contributions to the Company's Retirement Plan and reimbursement of $57,181 of relocation expenses for Mr. Erkeneff in 1998 and $73,755 for Mr. Perry in 1997.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options granted during 1999 to the named executives.

                                                                                                    POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                                   -------------------------------------------------------------      ANNUAL RATES OF
                                   NUMBER OF     % OF TOTAL                                             STOCK PRICE
                                   SECURITIES     OPTIONS                                             APPRECIATION FOR
                                   UNDERLYING    GRANTED TO      EXERCISE OR                            OPTION TERM
                                    OPTIONS      EMPLOYEES IN    BASE PRICE                         --------------------
NAME                                GRANTED      FISCAL YEAR     ($/SHARE)      EXPIRATION DATE     5% ($)      10% ($)
--------------------------------   ----------    ------------    -----------    ----------------    -------    ---------

Richard R. Erkeneff.............     100,000         22.52          9.8125       June 30, 2003(1)   617,206    1,564,113

James H. Perry..................      18,000          4.05            9.00       March 3, 2009(2)   101,898      258,228

Robert W. Worthing..............      12,000          2.70            9.00       March 3, 2009(2)    67,932      172,152

Susan Fein Zawel................      12,000          2.70            9.00       March 3, 2009(2)    67,932      172,152

------------------
(1) One half of the options are exercisable if the price of the Company's stock is not less than $16 for 60 consecutive days. One half of the options are exercisable if the price of the Company's stock is not less than $18 for 60 consecutive days.

(2) One-third of the options are exercisable upon the first anniversary of the date of grant, which was March 4, 1999, an additional one-third of the options are exercisable upon the second anniversary of the date of grant and the balance of the options are exercisable upon the third anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                              NUMBER OF SECURITIES
                                                                                UNDERLYING            VALUE OF UNEXERCISED
                                                                              UNEXERCISED OPTIONS      IN-THE-MONEY
                                                                              AT FISCAL YEAR-END        OPTIONS AT
                                               SHARES                                                 FISCAL YEAR-END ($)
                                               ACQUIRED ON     VALUE          EXERCISABLE (E)/        EXERCISABLE (E)/
NAME                                           EXERCISE #     REALIZED ($)    UNEXERCISABLE (U)       UNEXERCISABLE (U)
--------------------------------------------   -----------    ------------    --------------------    --------------------
Richard R. Erkeneff.........................        0               0               301,667(E)              465,417(E)
                                                                                    208,333(U)              114,583(U)
James H. Perry  ............................        0               0                22,000(E)               50,750(E)
                                                                                     32,000(U)               11,500(U)
Robert W. Worthing  ........................        0               0                25,000(E)               71,250(E)
                                                                                     23,000(U)                8,250(U)
Susan Fein Zawel ...........................        0               0                21,000(E)               55,500(E)
                                                                                     23,000(U)                8,250(U)

EMPLOYMENT AGREEMENTS AND RELATED TRANSACTIONS

     Mr. Erkeneff is employed as President and Chief Executive Officer of the Company and AAI pursuant to an employment agreement dated December 8, 1998 that provides he be paid a salary at the annual rate of $440,000 and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company or AAI. The employment agreement terminates on June 30, 2001, unless Mr. Erkeneff's employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Mr. Erkeneff is eligible to receive annual cash bonuses pursuant to the Company's Performance Sharing Plan ("PSP"), plus a discretionary amount of up to forty percent (40%) of the PSP formula as may be granted by the Company's Board of Directors, not to exceed three hundred thirty thousand dollars ($330,000) per annum. On
January 4, 1999, in accordance with his employment agreement, Mr. Erkeneff also received an option to acquire 100,000 shares of the Company's common stock pursuant to the terms of the Company's 1994 Stock Option Plan, at $9 13/16 per share, an exercise price equal to the fair market value of the common stock as of the grant date, terminating on June 30, 2003. Of the total 100,000 shares subject to this option, 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $16.00; and an additional 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $18.00. The employment agreement also provides for Mr. Erkeneff to designate a beneficiary for $200,000 of a key man life insurance policy.

     Mr. Perry is employed by the Company pursuant to an employment agreement that provides he be paid a salary at the annual rate of $200,720 and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company. The employment agreement terminates on February 28, 2003, unless Mr. Perry's employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Mr. Perry is eligible to receive annual discretionary salary increases and cash bonuses as may be granted by the Company's Board of Directors. In the event that the Company terminates the employment of Mr. Perry without cause (as such term is defined in the employment agreement), or if Mr. Perry terminates his employment for Good Reason (as such term is defined in the employment agreement), Mr. Perry will be entitled to (a) 150% of his annualized base salary, plus (b) an incentive compensation award equal to 35% of the amount specified in (a) above, payable over a period of 18 months following cessation of employment.

     Mr. Worthing is employed by the Company pursuant to an employment agreement that provides he be paid a salary at the annual rate of $220,043 and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company. The employment agreement terminates on February 28, 2003 unless Mr. Worthing's employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Mr. Worthing is eligible to receive annual discretionary salary increases and cash bonuses as may be granted by the Company's Board of Directors. In the event that the Company terminates the employment of Mr. Worthing without cause (as such term is defined in the employment agreement), or if Mr. Worthing terminates his employment for Good Reason (as such term is defined in the employment agreement), Mr. Worthing will be entitled to (a) 150% of his annualized base salary, plus (b) an incentive compensation award equal to 42% of the amount specified in (a) above, payable over a period of 18 months following cessation of employment.

     Ms. Fein Zawel is employed by the Company pursuant to an employment agreement that provides she be paid a salary at the annual rate of $170,512 and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company. The employment agreement terminates on February 28, 2003, unless Ms. Fein Zawel's employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Ms. Fein Zawel is eligible to receive annual discretionary salary increases and cash bonuses as may be granted by the Company's Board of Directors. In the event that the Company terminates the employment of Ms. Fein Zawel without cause (as such term is defined in the employment agreement), or if Ms. Fein Zawel terminates her employment for Good Reason (as such term is defined in the employment agreement), Ms. Fein Zawel will be entitled to (a) 150% of her annualized base salary, plus (b) an incentive compensation award equal to 34% of the amount specified in (a) above, payable over a period of 18 months following cessation of employment.

RETIREMENT BENEFITS

     All employees of the Company and its subsidiaries are eligible to participate in the UIC Retirement Plan, a cash balance plan (the "Retirement Plan") upon commencement of employment. In accordance with the Retirement Plan, a participant's accrued benefit includes the actuarial equivalent of the participant's accrued benefit under the applicable predecessor defined benefit plan as of December 31, 1994 plus annual allocations based upon a percentage of salary and interest earned on such participant's account thereafter. The Retirement Plan also has options for early retirement and alternative forms of payment, including lump sum benefits and benefits for surviving spouses. The estimated annual benefit to be provided by the UIC Retirement Plan and payable to Messrs. Erkeneff, Perry and Worthing and Ms. Fein Zawel, commencing at normal retirement age, are $8,867, $13,527, $16,487 and $12,405, respectively.

UNITED INDUSTRIAL CORPORATION HEALTH-CARE PLAN FOR RETIRED DIRECTORS.

     The Company has implemented the United Industrial Corporation Health-Care Plan for Retired Directors (the "Plan"), which was adopted by the Company's Board of Directors on December 18, 1995. The Board may, in its sole discretion, amend, suspend or terminate the Plan, at any time, with or without prior notice. A director of the Company is eligible to participate in the Plan if he or she:
(i) ceases to be a member of the Board; (ii) has served as a member of the Board for 15 full years; (iii) has attained the age of 65; (iv) is eligible for Medicare Part A; and (v) has enrolled in both Medicare Part A and Medicare Part B and any other available supplemental medical or hospitalization coverage by reason of entitlement under any government entitlement, including, without limitation, that provided under Title XVIII of the Social Security Act. A director who participates in the

Plan is entitled to coverage under the group medical plan available to the executive officers of the Company on the same terms and conditions as such coverage is available to such executive officers and their spouses and dependents. If a director who participates in the Plan resides outside the service area of the Company's group medical plan, such director and his or her spouse and dependents will receive medical benefit coverage under a medical plan or health insurance policy which provides benefits that are reasonably comparable to the benefits under the Company's group medical plan; however, if no such coverage is reasonably available (whether due to geography or the physical condition of the director or his or her spouse or dependents), then the Company will reimburse such director for any reasonable expense that would have been covered under the Company's group medical plan. Benefits provided under the Plan will be secondary to any benefits under any other hospitalization or major medical plan or arrangement provided to such director under government entitlements or provided to such director (either directly or indirectly through such director's spouse) by any other personal or employer-provided health-care plan or health insurance policy.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for establishing and reviewing the salaries, compensation plans and other remuneration of the officers of the Company. The programs adopted by the Committee link compensation to the Company's financial performance and to growth in shareholder value.

     COMPENSATION PHILOSOPHY: The Company's compensation program applicable to all of the executive officers is based on three primary elements:

          o Base salary compensation

          o Annual cash incentive compensation

          o Long-term incentive compensation

     The Company's executives receive no other form of compensation other than customary benefits.

     BASE SALARY COMPENSATION: The base salaries for the executive officers are determined based upon the responsibilities of the position, the experience level of the individual and the competitive conditions within the industry. The Company and the Committee consider the compensation paid to executive employees of other companies in the defense industry and related industries. These companies are broader than the peer group of publicly-traded defense companies used for comparison of five-year cumulative return in this Proxy Statement. When adjusting base salaries for individual executive officers in 2000, the Committee considered the financial performance of the Company in 1999, the performance of the individual executive officer, any changed duties and responsibilities and the base salaries paid to individuals in comparable positions in other companies.

     ANNUAL INCENTIVE COMPENSATION: In fiscal 1996, the Committee approved the Performance Sharing Plan ("PSP") which provides annual incentive awards to executive officers and other key employees. The PSP provides a bonus pool based on Company and/or subsidiary performance against performance measures set for each respective unit. These measures include, but are not limited to, profit, return on net assets, cash flow and quality improvement. Awards for individuals are based on a combination of business unit and individual performance. Participants are assigned a target award percentage (stated as a percentage of base salary) reflecting his or her level of responsibility.

     LONG-TERM INCENTIVE COMPENSATION: Both the Company's management and the Compensation Committee believe that significant stock ownership in the Company links the economic interests of shareholders and management and therefore is a major incentive for management. The Company's long-term incentive plan is designed to provide the recipient with a proprietary interest in the growth and performance of the Company and the value of its shares.

     The Compensation Committee recommends grants of stock options to executive officers and other key employees under the Company's 1994 Stock Option Plan. All options are granted at fair market value and generally become exercisable in three equal portions at one, two and three years following the date of grant, with the exception of options granted to Mr. Erkeneff pursuant to his employment agreement.

     The Compensation Committee determines the size of any option grant under the Plan based upon the Committee's perceived value of the grant to motivate and retain the individual executive, the level of long-term incentive practices within comparable companies and the individual executive's responsibilities and overall performance. Although the Committee supports and encourages stock ownership in the Company by its executive officers, it has not promulgated any standards regarding levels of ownership by executive officers.

     CEO COMPENSATION: Mr. Erkeneff was elected President and Chief Executive of the Company in January 1996. Pursuant to his employment agreement, his salary was set at $440,000. The Compensation Committee believes that this rate of annual salary reflects the prevailing competitive marketplace for similar companies, as confirmed in an opinion provided by an independent outside compensation consultant.

     Mr. Erkeneff was eligible for an annual cash incentive award of up to 50% of his annual base salary. For 1999, the Compensation Committee reviewed the performance of the Company and Mr. Erkeneff relative to financial and strategic goals established for the year, and determined not to award him a bonus for 1999 at its meeting in February 2000.

     The Committee believes strongly that stock option awards emphasize the importance of increasing shareholder value. Mr. Erkeneff's employment agreement provides for an option grant of 100,000 shares, of which 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $16.00; and the remaining 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $18.00.

                                  *    *    *

     Section 162(m) of the Internal Revenue Code of 1986 limits a publicly-held corporation's deduction for compensation paid to certain executive officers in excess of $1 million per executive per taxable year, unless the compensation qualifies as "performance based" compensation. Stock options currently granted under the 1994 Stock Option Plan (as amended) will not qualify for this exception. As of today, annual cash compensation for any executive officer has been far below the $1 million threshold. The Compensation Committee will address the deductibility at an appropriate time in the future.

                                          COMPENSATION COMMITTEE

                                          HAROLD S. GELB
                                          EDWARD C. ALDRIDGE, JR.
                                          JOSEPH S. SCHNEIDER
                                          E. DONALD SHAPIRO

                               PERFORMANCE GRAPH

     The graph below compares the total returns which an investor would have earned assuming the investment of $100 on December 31, 1994 in the Common Stock, the Russell 2000 Value Index ("Russell 2000") and a constructed peer group index. The constructed peer group consists of Cubic Corporation, EDO Corporation, Comptek Research Inc., Sparton Corporation, Stanford Telecommunications and Tech-Sym Corporation. The constructed peer group index has been weighted in accordance with the stock market capitalization of each of the component corporations.

                              [GRAPHIC OMITTED]

                               OTHER COMPENSATION

     Directors received $20,000 per year and $1,000 for each meeting attended, and a fee of $500 for each committee meeting attended. In lieu of such fees, Mr. Gelb, Chairman of the Board, received $10,000 per month. In addition, Messrs. Aldridge and Schneider also served as directors of AAI, for which they received compensation of $2,000 per meeting.

     All current directors are eligible to participate in the medical plan available to the executive officers of the Company. The Company also has a medical plan for retired directors as described above. Nonemployee directors also participate in the Company's 1996 Stock Option Plan for Nonemployee Directors (the "1996 Plan"). Pursuant to the 1996 Plan, each Eligible Director (as defined in the 1996 Plan) is granted an option to purchase 15,000 shares of Common Stock upon their initial appointment to the Board of Directors, exercisable at the market price of the Company's Common Stock on the date of grant. The options granted under the 1996 Plan expire ten years after the date of grant and become exercisable (i) as to one-third of the total number of shares subject to the grant on the date of grant (the "First Vesting Date"),
(ii) as to an additional one-third of the total number of shares subject to the grant on the date of the next annual shareholders' meeting after the First Vesting date (the "Second Vesting Date"), and (iii) as to the remaining one-third of the total number of shares subject to the grant on the date of the next annual shareholders' meeting after the Second Vesting Date (the "Final Vesting Date"). On the date of the annual shareholders' meeting which takes place during the calendar year in which the first anniversary of the Final Vesting Date occurs, each Eligible Director shall automatically be granted an option to purchase 15,000 shares of Common Stock, provided such grantee is an Eligible Director in office immediately following such annual meeting.

                             ADDITIONAL INFORMATION

     The Board of Directors of the Company had a total of fourteen meetings during 1999.

     Among its standing committees, the Company has an Audit Committee, a Nominating Committee and a Compensation Committee. The Audit Committee recommends to the Board the engagement and discharge of the independent auditors for the Company, analyzes the reports of such auditors, and makes such recommendations to the Board with respect thereto as such committee may deem advisable. There were six Audit Committee meetings held in 1999. The members are
E. Donald Shapiro, Edward C. Aldridge, Jr. and Joseph S. Schneider.

     The Nominating Committee acts primarily as a selection committee to recommend candidates for election to the Board of Directors. The committee met once in 1999. The members consist of all of the current directors.

     The Nominating Committee will consider nominees for directors recommended by shareholders. Any shareholder may make such a recommendation by writing to:
Secretary, United Industrial Corporation, 570 Lexington Avenue, New York, New York 10022.

     The Compensation Committee makes recommendations to the Board of Directors regarding the compensation structure of the Company as applied to executive personnel. There were four Compensation Committee meetings held in 1999. The members are Harold S. Gelb, Edward C. Aldridge, Jr., Joseph S. Schneider and E. Donald Shapiro.

     There are no family relationships between any nominee, director or executive officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and any persons who own more than ten percent of the Company's Common Stock to file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5's were required, the Company believes that during 1999 all Section 16(a) filing requirements were complied with.

                        II. PROPOSED AMENDMENT TO BYLAWS

     The Company recently received a letter dated March 9, 2000 (the "Nomination Letter") from Steel Partners II, L.P., an 8.27% shareholder of the Company ("Steel"), indicating that Steel intended to nominate Warren G. Lichtenstein ("Lichtenstein") and James R. Henderson ("Henderson") for election as directors of the Company at the Annual Meeting. The Company has since entered into a settlement agreement with Steel (the "Settlement Agreement"), whereby Steel has agreed to withdraw its nominations. In exchange, the Company has agreed, among other things, to include a proposal in this Proxy Statement (the "Increased Board Proposal") to amend the Company's bylaws to increase the number of directors constituting the entire Board of Directors from six to seven. The Company has further agreed that if the Increased Board Proposal is approved as described below, then the Board of Directors shall elect Lichtenstein immediately following the Annual Meeting as a director to fill the newly-created vacancy on the Board of Directors for a term of two years. Certain information about Lichtenstein may be found in Annex A attached hereto. If the Increased Board Proposal is approved as described below and Lichtenstein is elected to the Board of Directors, each of Steel, Lichtenstein and Henderson has further agreed that it will not engage in any proxy solicitation with respect to the annual meeting of shareholders of the Company to be held in 2001.

     Pursuant to the Settlement Agreement, the Board of Directors has approved a resolution, subject to stockholder approval, to amend Section 2 of Article III of the Company's Amended and Restated Bylaws to provide that the Board of Directors shall be seven (7) in number, as opposed to six (6) in number.

     The Board of Directors recommends a vote for the proposed amendment to the Company's Amended and Restated Bylaws to increase the number of directors constituting the entire board of directors from six to seven. The Company's executive officers and directors have agreed to vote in favor of this proposal. Approval of this amendment requires the vote of the holders of at least 80% of the shares of Common Stock that are outstanding as of the record date and entitled to vote thereon at the meeting. If not otherwise provided, proxies will be voted for approval of these amendments. Abstentions will be counted as shares entitled to vote on the proposal, but will not be treated as either a vote for or against the proposal. A broker non-vote will not be treated as a share entitled to vote on the proposal and will not be considered as a vote for or against the proposal. Since an affirmative vote of 80% of the outstanding shares is required for adoption, abstentions and broker non-votes will have the same affect as a vote against the proposal.

                          III. APPOINTMENT OF AUDITORS

     It is proposed that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending
December 31, 2000. Ernst & Young LLP have been the independent auditors of the Company since 1962. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that the accompanying Proxy be voted in favor of such appointment. A favorable vote of a majority of the shares present at the meeting in person or by proxy is required for approval.

                               IV. MISCELLANEOUS

     The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Shareholders. Should any business other than that set forth in said Notice properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with their judgment on such matters.

     A list of the Company's shareholders as of the record date for the meeting will be available for examination by any shareholder, for purposes germane to the meeting, during ordinary business hours, for ten days prior to the date of the meeting at the offices of the Company.

     All shares represented by the accompanying Proxy given prior to the meeting will be voted in the manner specified therein. Proxy cards returned without specification will be voted in accordance with the recommendation of the Board of Directors. The shares of shareholders who have properly withheld authority to vote for the nominees proposed by the Board of Directors (including broker non-votes) will not be counted toward achieving a plurality. As to any matters which may come before the meeting other than those specified above, the Proxy holders will be entitled to exercise discretionary authority. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum at the Annual Meeting.

     For purposes of this meeting, except for the election of directors, which requires a plurality vote, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting for a particular matter is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are not considered present at the meeting for the particular matter as to which the broker withheld its vote. Consequently, broker non-votes are not counted in respect of the matter, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Company no later than November 21, 2000 to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. Such proposals should be addressed to Susan Fein Zawel, Secretary, United Industrial Corporation,
570 Lexington Avenue, New York, New York 10022.

     The Company's by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by mail to the Secretary of the Company (i) with respect to an election to be held at an annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of shareholders; and
(ii) with respect to an election
to be held at a special meeting of shareholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be selected at such meeting. Similar notice provisions apply with respect to any other proposal which a shareholder intends to bring before a meeting of shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements with respect to such notice, is available on request to the Secretary of the Company at the address set forth above.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of the solicitation of Proxies. In addition to the use of the mails, proxies may be solicited by the executive employees and directors of the Company personally, by telephone or by telecopy. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $50,000, plus reimbursement of out-of-pocket expenses. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses.

     UNITED INDUSTRIAL CORPORATION WILL FURNISH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, WITHOUT EXHIBITS, WITHOUT CHARGE TO EACH PERSON WHO FORWARDS A WRITTEN REQUEST THEREFOR, INCLUDING A REPRESENTATION THAT SUCH PERSON WAS A BENEFICIAL HOLDER OF COMMON STOCK OF UNITED INDUSTRIAL CORPORATION ON MARCH 23, 2000, TO SUSAN FEIN ZAWEL, SECRETARY, UNITED INDUSTRIAL CORPORATION, 570 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022.

Dated April   , 2000                                    By Order of the Board of
Directors

                                            Susan Fein Zawel
                                            Secretary

                                                                         ANNEX A

     WARREN G. LICHTENSTEIN (age 34) has been the Chairman of the Board, Secretary and the Managing Member of Steel Partners, L.L.C. ("Steel LLC"), the general partner of Steel Partners II, L.P., a partnership engaged in the investing in securities of small cap companies, since January 1, 1996. Prior to such time, Mr. Lichtenstein was the Chairman and a director of Steel Partners, Ltd., the general partner of Steel Partners Associates, L.P., which was the general partner of Steel Partners II, L.P., since 1993 and prior to January 1, 1996. Mr. Lichtenstein is a director of the following publicly held companies:
Gateway Industries, Inc., WebFinancial Corporation, PLM International, Inc., Tech-Sym Corporation, ECC International Corp. and Saratoga Beverage Group, Inc. As of March 9, 2000, Mr. Lichtenstein beneficially owned 1,023,630 shares of Common Stock, all of which were beneficially owned by Steel Partners II, L.P., and which constitutes 8.27% of the outstanding shares. The business address of Mr. Lichtenstein is 150 E. 52nd Street, 21st Floor, New York, New York 10022.

     In late 1995, Steel Partners II, L.P commenced a proxy solicitation to replace the incumbent directors of Medical Imaging Centers of America, Inc. ("MICA"). Thereafter, MICA initiated an action against Steel Partners II, L.P., Warren Lichtenstein, and others in the United States District Court for the Southern District of California, Medical Imaging Centers of America, Inc. v. Lichtenstein, et al, Case No. 96-0039B. On February 29,1996, the Court issued an Order granting, in part, MICA's motion for a preliminary injunction on the grounds that plaintiff had demonstrated a probability of success on the merits of its assertion that defendants had violated Section 13 of the Securities Exchange Act of 1934. Under the Court's preliminary injunction, defendants in the action were enjoined from voting certain of their shares at MICA's annual meeting of shareholders, except pursuant to a formula under which they would be voted in the same proportion as other votes cast at the meeting. The Court declined to adjourn the annual meeting of shareholders. At the meeting, Steel Partners II, L.P. received sufficient votes to elect its nominees to the Board of MICA, after giving effect to the Court's preliminary injunction. The parties thereafter settled their differences pursuant to an agreement under which MICA agreed to initiate an auction process which, if not concluded within a certain time period, would end and thereafter the designees of Steel Partners II, L.P. would assume control of the Board of MICA. MICA was ultimately sold.

    P R O X Y

    C A R D


                         UNITED INDUSTRIAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 9, 2000

     The undersigned hereby appoints Edward C. Aldridge, Jr., Joseph S. Schneider and E. Donald Shapiro or any of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in United Industrial Corporation.

     The shares represented by this proxy will be voted for proposals 1 through 3 and in accordance with item 4 if no instruction to the contrary is indicated, or if no instruction is given.

(X) Please mark your
    votes as in this
    example.

                                                                 FOR        WITHHELD
1.    Election of Directors.                                     / /          / /

      NOMINEES: Harold S. Gelb and Susan Fein Zawel
      FOR, except vote WITHHELD from the following nominees:

      ----------------------------------
                                                                 FOR        AGAINST        ABSTAIN
2.    To consider and act upon a proposal to amend the           / /          / /            / /
      Company's bylaws to increase the size of the
      Board of Directors from 6 to 7 directors.

3.    To consider and act upon a proposal to ratify the          / /          / /            / /
      appointment of Ernst & Young LLP as independent
      auditors of the Company for 2000.

4.    In their discretion, to act upon such other matters        / /          / /            / /
      as may properly come before the meeting or any
      adjournment thereof.


SIGNATURE(S) (if held jointly) _______________________________ DATE ______, 2000

NOTE: Please sign exactly as your name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.